UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2016

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Sidney Street, Suite 200 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2016,  the Board of Directors (the “Board”) of Blueprint Medicines Corporation (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Lonnel Coats to the Board as a Class II director of the Company, to serve in such capacity until the Company’s 2017 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation, death or removal. In connection with his election to the Board, Mr. Coats has also been appointed to serve as a member of the Audit Committee of the Board.

Since July 2014, Mr. Coats has served as president and chief executive officer and a member of the board of directors of Lexicon Pharmaceuticals, Inc. (“Lexicon”), a biopharmaceutical company focused on the development of breakthrough therapies for the treatment of type 1 and type 2 diabetes and carcinoid syndrome. Prior to joining Lexicon, from 1996 through June 2014,  Mr. Coats served in a series of leadership positions at Eisai Inc. and Eisai Corporation of North America, U.S. subsidiaries of Tokyo-based Eisai Co., Ltd., including as chief executive officer of Eisai Inc. from 2010 to June 2014 and as president and chief operating officer of Eisai Inc. from 2004 to 2010. Mr. Coats also previously held a variety of sales and management positions at Janssen Pharmaceuticals, Inc., a division of Johnson & Johnson, from 1988 to 1996. Mr. Coats holds a B.P.A. from Oakland University.

In accordance with the Company’s non-employee director compensation policy (the “Director Compensation Policy”),  Mr. Coats will receive an annual cash retainer of $35,000 for his service on the Board and an annual cash retainer of $7,500 for service on the Audit Committee of the Board, each of which is payable quarterly in arrears. The Company will also reimburse Mr. Coats for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees. In addition, under the Director Compensation Policy, upon his election as a director, Mr. Coats was granted an option on February 3, 2016 to purchase 28,818 shares of the Company’s common stock at an exercise price per share of $15.01, which was the closing price of the Company’s common stock on the date of grant (the “Initial Stock Option”). Subject to Mr. Coats’ continued service on the Board, this Initial Stock Option will vest in equal monthly installments during the three-year period following the date of grant, subject to Mr. Coats’ continued service on the Board.  Under the Director Compensation Policy,  Mr. Coats will also be eligible to receive an annual grant of an option to purchase 10,909 shares of common stock on the date of the first meeting of the Board held after each annual meeting of stockholders (each, an “Annual Stock Option”). Any Annual Stock Option will vest with respect to 100% of the shares on the earlier of the first anniversary of the date of grant and the Company’s next annual meeting of stockholders, subject to Mr. Coats’ continued service on the Board. In addition, the Initial Stock Option and any Annual Stock Option then held by Mr. Coats will automatically accelerate and become fully vested and exercisable upon Mr. Coats’ death or disability or upon a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan).

There are no arrangements or understandings between Mr. Coats and any other persons pursuant to which he was elected as a member of the Board.  There are no family relationships between Mr. Coats and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer.  There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Coats and the Company.

In connection with Mr. Coats’ election to the Board,  Mr. Coats entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Coats for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

A copy of the Company’s press release announcing Mr. Coat’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on February 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: February 8, 2016	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on February 4, 2016